Exhibit 10.2

AMENDMENT THREE TO THE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is hereby entered into and effective as of February 22, 2012 (“Effective Date”), by and between The NASDAQ OMX Group, Inc. (“Company”) and Edward S. Knight (“Executive”) (Company and Executive, each a “Party” and together, the “Parties”).

WHEREAS, the Executive and Company entered into an employment agreement dated December 29, 2000, as subsequently amended by Amendment Number One, effective February 1, 2002, and as subsequently amended by Amendment Number Two, effective as of December 31, 2008 (collectively, the “Employment Agreement”);

WHEREAS, Executive continues to be employed by Company, and in the course of Executive’s employment, Company and its affiliates have and will disclose to Executive and Executive has and will have access to certain non-public, confidential, and proprietary information pertaining to the business of Company, Company’s clients and customers and the Parties agree to add the Executive Vice President Confidentiality, Non-Solicitation and Invention Assignment Agreement to the Employment Agreement (“Confidentiality Agreement”);

WHEREAS, the Parties further agree to amend the Employment Agreement as described below; and

NOW, THEREFORE, in consideration of Executive’s employment and continued employment with Company and the compensation paid or to be paid for Executive’s services during his employment, and the mutual covenants and promises contained herein, Executive agrees with the Company to amend the provisions of the Employment Agreement as set forth below.

The Employment Agreement is amended as follows:

1.	Section 1 is deleted and restated as follows:

Term of Employment. Subject to Section 9, the term of the Executive’s employment under this Agreement shall commence on December 30, 2000 (the “Effective Date”) and shall end on February 22, 2017, (the “Employment Term”).

2.	The first sentence of Section 2 (a) is amended and restated as follows:

The Executive shall serve as the Company’s Executive Vice President, General Counsel and Chief Regulatory Officer.

3.	The last sentence of Section 5(a) is amended and restated as follows:

The Executive shall be entitled to at least four (4) weeks paid vacation, to be accrued and used in accordance with the Company’s then current vacation leave policy.

4.	Section 9(f) is deleted in its entirety.

5.	Section 10 is amended and restated as follows:

(a)

The Executive’s activities under the Employment Agreement including, but not limited to, his receipt, access and use of Confidential Information and Confidential Property (as each term is defined in the Confidentiality Agreement) shall at all times be in accordance with the Company Executive Vice President Confidentiality, Non-Solicitation and Invention Assignment Agreement dated as of February 22, 2012 attached hereto as Schedule B (“Confidentiality Agreement”).

(b)	During the Employment Term and for a period of one (1) year following the earlier of (1) the expiration of the Employment Term and (2) the date the Executive ceases to be employed by the Company (the “Restricted Period”), the Executive will not, directly or indirectly, (i) engage in any Competitive Business (as defined below) for the Executive’s own account, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, or (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. For purposes of this Employment Agreement, Competitive Business shall mean (A) any national securities exchange registered with the Securities and Exchange Commission, (B) Electronic Communications Network, or (C) any other entity that engages in the same business as the Company Parties. Notwithstanding anything to the contrary in this Employment Agreement, the Executive may, directly and indirectly, own solely as an investment, securities of any person engaged in the business of the Company Parties which are publicly traded on a national or regional stock exchange or on the over-the-counter marked if the Executive is not a controlling person of, or a member of a group which controls such person and does not, directly or indirectly, own 5% of more of any class of securities of such person

6.	Section 11 is deleted in its entirety.

7.	Section 12 is amended and restated as follows:

a.	Injunctive Action.

(i)	Executive acknowledges and agrees that the foregoing provisions and restrictions are reasonable and necessary for the protection of the Company Parties and their respective businesses. These obligations are not limited in time to the duration of Executive’s employment and rather shall survive the termination of Executive’s employment, irrespective of the reason for its termination. Executive agrees that his breach of any of the foregoing provisions will result in irreparable injury to the Company, that monetary relief alone will be inadequate to redress such a breach, and further that the Company shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Section 12(b) of this Employment Agreement.

(ii)

Any Injunctive Action may be brought in any appropriate court located in New York, New York. Employee hereby irrevocably submits to the jurisdiction of the courts of New York, New York in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Section 12(b) of this Employment Agreement.

b.	Arbitration. Except as provided in Section 12(a) of this Employment Agreement, any dispute arising between the Parties under this Employment Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to Executive’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Employment Agreement.

8.	Section 13(e) shall be amended and restated as follows:

(e) If any term or provision of this Employment Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Employment Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, Company and Executive agree that an arbitrator or reviewing court shall have the authority to amend or modify this Employment Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

9. Except to the extent specifically amended above, all other provisions of the Employment Agreement shall remain in full force and effect in accordance with their terms

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Amendment as of the Effective Date, by the signatures of their respective duly authorized representatives.

EXECUTIVE

/s/ Edward S. Knight

Print Name:	Edward S. Knight

THE NASDAQ OMX GROUP, INC.

/s/ H. Furlong Baldwin
By:	H. Furlong Baldwin
Its:	Chairman of the Board

Schedule B

THE NASDAQ OMX GROUP, INC.

EXECUTIVE VICE PRESIDENT CONFIDENTIALITY, NON-SOLICITATION,

AND INVENTION ASSIGNMENT AGREEMENT

This EXECUTIVE VICE PRESIDENT CONFIDENTIALITY, NON-SOLICITATION, AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”), dated as February 22, 2012 (“Effective Date”), by and between The NASDAQ OMX Group, Inc. and its subsidiaries (collectively “NASDAQ OMX”) and Edward S. Knight (“Employee”) (NASDAQ OMX and Employee, each a “Party” and together, the “Parties”).

WHEREAS, Employee is/will be employed by NASDAQ OMX, and in the course of Employee’s employment, NASDAQ OMX and its affiliates (collectively, the “Company”) have/will disclose to Employee, Employee has/will have access to, and Employee has/will receive, certain non-public, confidential, and proprietary information pertaining to the business of the Company, Company’s clients and customers (collectively, “Company Parties” and each, a “Company Party”); and

WHEREAS, any unauthorized disclosure or use of such information would cause grave harm to the Company Parties;

NOW, THEREFORE, in order to assure the confidentiality and proper use of Confidential Information and other Company Property (each as defined herein), and in consideration of Employee’s employment and continued employment with NASDAQ OMX and the compensation paid or to be paid for Employee’s services during his/her employment, and the mutual covenants and promises contained herein, Employee agrees with the Company in this Agreement as follows:

1. Confidential Information. Employee agrees and acknowledges that “Confidential Information” shall mean, without limitation, all non-public, proprietary information regarding the Company Parties, whether or not maintained in written form and whether in digital, hardcopy, or other format, including all personal information, all personnel information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential clients, customers, or transactions (including without limitation information regarding each Company Party’s current or prospective clients or customers, client or customer names, and client or customer representatives), templates and agreements, and all other non-public, proprietary, or confidential information, concerning or provided by or on behalf of the Company Parties, including, without limitation, information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Notwithstanding the above, Confidential Information shall not include any information that: (i) was known to Employee prior to Employee’s employment with NASDAQ OMX as evidenced by written records in Employee’s possession prior to such disclosure; or (ii) is or becomes generally and publicly available and known to all persons in the industries NASDAQ OMX conducts business other than as a result of unauthorized disclosure by Employee.

2. Company Property. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company Parties, or any Company Party, including, without limitation, Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, E-mail, web pages and databases, telephone and facsimile services, and all other administrative and/or support services provided by the Company Parties. Employee further agrees that “Company Property” shall include any processes, data, works of authorship, methods, Inventions (as that terms is defined below), developments, and improvements that Employee conceives, originates, develops, authors, or creates, solely or jointly with others, during or as a result of his/her employment with the Company, or using Company Property, and without regard to whether any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

3. Disclosure. All Company Property and Confidential Information is owned by and for the Company Parties exclusively; is intended solely for authorized, employment-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-employment related purposes. Specifically, without limitation, Employee shall not, directly or indirectly, at any time, without prior express written authorization from NASDAQ OMX (i) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity Confidential Information or non-public Company Property; (ii) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his or her employment with the Company; (iii) remove Company Property or Confidential Information from the Company Parties’ premises without obtaining prior express written authorization from the Company; or (iv) review or seek to access any Confidential Information or Company Property except as required in connection with Employee’s employment.

4. Inventions. (a) Employee will promptly disclose to NASDAQ OMX, or its designee, all Inventions (as herein defined). For the purposes of this Agreement, “Inventions” shall mean all ideas, improvements, trade secrets, know-how, confidential technical or business information, sales and other commercial relationships, potential sales and other commercial relationships, business methods or processes, copyrightable expression, research, marketing plans, computer software (including, without limitation, source code(s)), computer programs, original works of authorship, industrial designs, trade dress, developments, discoveries, trading systems, trading strategies and methodologies, improvements, modifications, technology, algorithms and designs, (regardless of whether any of the foregoing are subject to patent or copyright protection), that are made, conceived, expressed, developed, or reduced to practice by Employee (solely or jointly with others) during or as a result of Employee’s employment with NASDAQ OMX or using Company Property, which relates in any manner to the Company, the business of the Company (including without limitation the services the Company provides to any of the Company Parties), or Employee’s employment.

(b) All Inventions shall be the exclusive property of NASDAQ OMX, and Employee acknowledges that all of said Inventions shall be considered as “works made for hire” belonging to NASDAQ OMX. To the extent that any Inventions may not be considered works made for hire, Employee hereby assigns to NASDAQ OMX, without any further consideration, all right, title, and interest in and to all such past and future Inventions, including, without limitation, all copyrights, all patents, all patent applications all provisional applications, divisional applications, continuation applications, continuation in-part applications, and all patents that may issue therefrom and all reissues, reexaminations and extensions thereof, all other intellectual property rights, all moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such rights, including, without limitation, the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof. The assignment to NASDAQ OMX herein of all rights to the Inventions is without additional compensation to Employee. At Company’s expense, Employee will assist NASDAQ OMX in every proper way to perfect NASDAQ

OMX’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, (i) executing in favor of NASDAQ OMX or any designee(s) of NASDAQ OMX documents confirming patent, copyright, and other applications’ assignment to NASDAQ OMX relating to the Inventions and (ii) the filing by NASDAQ OMX of such assignment in the United States Patent and Trademark Office, and any corresponding entities in any applicable foreign countries or multinational authorities, to record NASDAQ OMX or any designee(s) of NASDAQ OMX patents or patent applications as the assignee and owner of the patents or patent applications. Employee agrees not to challenge the validity of the Inventions or the ownership by NASDAQ OMX or its designee(s) of the Inventions.

5. Non-Disparagement. Employee agrees and acknowledges that he/she will not make or publish any disparaging statements (whether written or oral) about any of the Company Parties, or defame or publicly criticize any Company Parties, including but not limited to the services, business ventures, integrity, veracity, or personal or professional reputation of any of the Company Parties, in any manner whatsoever. Employee further agrees and acknowledges that he/she will not publicly comment upon or discuss any Company Parties, including but not limited to their businesses, investors, and/or potential investors, with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication.

6. Cooperation. If Employee receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which may or will require Employee to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, Employee shall: (i) to the extent permissible by law notify NASDAQ OMX’s Office of the General Counsel of the subpoena or other process within twenty-four (24) hours of receiving it; and (ii) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

7. Non-Solicitation. (a) Employee agrees that for a period of 12 consecutive months after the termination of his/her employment (for any reason), Employee shall not, directly or indirectly, for or on behalf of Employee, or any other person or entity, (i) solicit, recruit, hire, enter into any business arrangement or relationship with, endeavor to entice from any Covered Entity (as defined below), or otherwise interfere with a Covered Entity’s relationship with, any of its current employees or contractors, or anyone who was employed or engaged by any Covered Entity at any time during the 12 months prior to the termination of Employee’s employment, (ii) accept, review, share, or otherwise utilize any Confidential Information or Company Property, or encourage any personnel of any of the Company Parties to share or disclose any such information or property or to take or refrain from any other act in the course of their employment, or (iii) solicit, endeavor to entice away from any Covered Entity, or otherwise interfere with, any Covered Entity’s customer or client relationship with any of its current or potential customers, clients, or any persons or entities that were customers or clients, or that were solicited to be customers or clients with, any Covered Entity any time during the term of the Employee’s employment or during the 12 months prior to the termination of Employee’s employment. For the avoidance of any doubt, the restrictions in Paragraph 7(a)(i) shall at all times apply regardless of whether the individual is a present or former Covered Entity employee and regardless of how or why the individual’s employment or engagement with any Covered Entity may have terminated.

(b) For a period of 12 consecutive months after the termination of Employee’s employment (for any reason), Employee shall not, directly or indirectly, for or on behalf of Employee or any other person or entity, solicit, recruit, hire, or enter into any business arrangement or relationship with, any person who Employee knows, or reasonably could be expected to know by virtue of the information that was available to Employee from any of the Company Parties and/or by virtue of Employee’s employment with the Company, was recruited, solicited, interviewed, or considered for hire or retention by any Covered Entity, for any technology, operations, sales or business role during the Employee’s employment. For avoidance of doubt, the provisions of this Paragraph 7(b) shall apply to individuals regardless of whether Employee has personally met with them or otherwise had personal contact with them.

(c) For purposes of this Agreement, “Covered Entity” shall mean, the Company (as defined above) and any Company Party (as defined above) with which Employee has or had contact or a relationship during Employee’s employment with the Company, relating in any way to Employee’s employment with the Company.

(d) For the avoidance of doubt, nothing in this Paragraph 7 shall be construed to prohibit Employee from becoming employed or engaged by another entity after Employee’s termination of employment from the Company.

8. Acknowledgment. Employee hereby acknowledges and agrees that his/her employment with the Company requires undivided attention and effort. Therefore, Employee will not, during his/her employment with the Company, engage in any employment or business, other than for the Company, or assist in any manner any business that is competitive with the business or the future business plans of the Company, unless Employee receives prior express written consent from the Company.

9. Return Of Confidential Information And Company Property. Upon termination for any reason of Employee’s employment with the Company, or at any time the Company may so request, Employee shall promptly deliver to the Company all Confidential Information and Company Property, including, without limitation, Inventions, in his/her possession or under his/her control, including all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

10. Injunctive Action. (a) Employee acknowledges and agrees that the foregoing provisions and restrictions are reasonable and necessary for the protection of the Company Parties and their respective businesses. These obligations are not limited in time to the duration of Employee’s employment and rather shall survive the termination of Employee’s employment, regardless of the reason for its termination. Employee agrees that his/her breach of any of the foregoing provisions will result in irreparable injury to the Company Parties, that monetary relief alone will be inadequate to redress such a breach, and further that the Company Parties shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company Parties under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Paragraph 11 of this Agreement.

(b) Any Injunctive Action may be brought in any appropriate court located in New York, New York. Employee hereby irrevocably submits to the jurisdiction of the courts of New York, New York in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Paragraph 11 of this Agreement.

11. Arbitration. Except as provided in Paragraph 10 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to Employee’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Employee’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

12. Governing Law; Amendment; Waiver; Severability. (a) This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York, excluding any choice of law principles. This Agreement, together with the Employment Agreement between the Employee and NASDAQ OMX, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by Employee and NASDAQ OMX.

(b) If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, NASDAQ OMX and Employee agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

13. Miscellaneous. (a) For purposes of this Agreement, the connectives “and” and “or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence all facts or information that might otherwise be construed to be outside of its scope.

(b) This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement; (ii) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it; and (iii) the headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement.

(c) Without limiting the scope or generality of the terms of this Agreement in any way, Employee acknowledges and agrees that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly Employee agrees not to disclose any such information to any third party, except to Employee’s attorney(s), or as otherwise may be required by law. Notwithstanding the foregoing, Employee may disclose to any prospective employer the fact and existence of this Agreement, and provide copies of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement to such entity (redacting all other portions of the Agreement). The Company has the right to apprise any prospective employer or other entity or person of the terms of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement and provide copies of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 to any such persons or entities.

(d) This Agreement is binding upon, and shall inure to the benefit of, Employee and the Company and their respective heirs, executors, administrators, successors and assigns.

14. At-Will. Nothing in this Agreement alters the at-will nature of Employee’s employment with the Company. Employee acknowledges and agrees that his/her employment is at-will, which means that both Employee and the Company shall have the right to terminate such employment at any time, for any reason, with or without cause and with or without prior notice.

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Agreement as of the Effective Date, by the signatures of their respective duly authorized representatives.

Edward S. Knight

/s/ Edward S. Knight		Date:	February 24, 2012
Print Name:	Edward S. Knight

THE NASDAQ OMX GROUP, INC.

/s/ William H. Morgan
By:	William H. Morgan	Date:	February 27, 2012
Its:	Senior Vice President, Global HR